Exhibit 99.1

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CONTACTS:  Richard M. Ubinger                            June Filingeri
           Vice President of Finance,                    President
           Chief Financial Officer and Treasurer         Comm-Partners LLC
           (412) 257-7606                                (203) 972-0186

FOR IMMEDIATE RELEASE
---------------------

                 UNIVERSAL STAINLESS & ALLOY PRODUCTS SUBSIDIARY
             DUNKIRK SPECIALTY STEEL CONTINUES TO OPERATE WITH UNION
                EMPLOYEES BEYOND THE LABOR AGREEMENT EXPIRATION

     BRIDGEVILLE, PA, November 1, 2007 - Universal Stainless & Alloy Products, Inc. (Nasdaq:USAP) announced today that its Dunkirk Specialty Steel, LLC subsidiary has agreed with the United Steelworkers (USW) that the Dunkirk hourly employees, whose collective bargaining agreement was to expire at midnight on October 31, 2007, will continue to operate at the Company's Dunkirk facility. The extension provides additional time for the union members to consider the terms and conditions of the proposed new labor agreement.

     During the extension, the employees, represented by Local 2693 of the USW, will continue to work under the terms and conditions of the prior agreement. Either party may terminate the extension agreement with 72 hours notice.

     The Company's facilities in Bridgeville, PA and Titusville, PA are covered by separate collective bargaining agreements and are not affected by the current negotiations.

About Universal Stainless & Alloy Products, Inc.
------------------------------------------------
     Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, Pa., manufactures and markets a broad line of semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels. The Company's products are sold to rerollers, forgers, service centers, original equipment manufacturers and wire redrawers. Further information is available at www.univstainless.com

Forward-Looking Information Safe Harbor
---------------------------------------
Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the receipt, pricing and timing of future customer orders, risks associated with significant fluctuations that may occur in raw material and energy prices, risks associated with the manufacturing process, labor and production yields, risks related to property, plant and equipment, and risks related to the ultimate outcome of the Company's current and future litigation and regulatory matters. Certain of these risks and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.
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